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                        H&Q IPO & EMERGING COMPANY FUND
                                 RULE 12B-1 PLAN

                               September 8,1999

          The following plan (the "Plan") has been adopted pursuant to Rule l2b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by Hambrecht & Quist Fund Trust (the "Trust") for the Common Class, Class A and Class B shares (each a "Class") of the H&Q IPO & Emerging Company Fund (the "Fund"), a series of the Trust. The Plan has been approved by a majority of the Trust's Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "non-interested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

1.   ANNUAL FEES

          The Fund shall pay to Hambrecht & Quist LLC, the Fund's distributor (the "Distributor"), a monthly fee equal on an annualized basis to .25% of the aggregate average daily net assets of the Fund attributable to Common Class shares, a quarterly fee equal on an annualized basis to .30% of the aggregate average daily net assets of the Fund attributable to Class A shares and a quarterly fee equal on an annualized basis to 1.00% of the aggregate average daily net assets of the Fund attributable to Class B shares.

2.   EXPENSES COVERED

          Up to .25% of the aggregate average daily net assets of the Fund attributable to the Class A, Class B and Common Class shares may constitute a service fee (the "Service Fee") to be used to compensate the Distributor for any expenses the Distributor incurs for personal services and/or the maintenance of shareholder accounts within the meaning of National Association of Securities Dealers rules and interpretations, including, but not limited to, payment the Distributor makes to broker-dealers or other third parties.

          Except for the Service Fee, fees payable under Section 1 shall be used to compensate the Distributor for any expenses the Distributor incurs that are primarily intended to result in the sale of the Fund's shares, including, but not limited to, payments the Distributor makes to broker-dealers or other third parties, payments made for the preparation, printing and distribution of advertisements and sales literature, and payments made for printing and distributing prospectuses and shareholder reports to other than existing shareholders of the Fund.

3.   EXPENSES IN EXCESS OF OR LESS THAN ANNUAL FEES

          The fees provided in Section 1 shall be payable whether the actual expenses of the Distributor are in excess of or less than such fees. All expenses in excess of such fees shall be borne by the Distributor.

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4.   WRITTEN REPORTS

          The Distributor shall furnish to the Trustees for their review, on a quarterly basis, a written report of the amounts expended under the Plan or any related agreement and the purposes therefor, and shall furnish to the Trustees, on an annual basis, such other information as may reasonably be necessary for the Trustees to make an informed determination of whether the Plan should be continued.

5.   TERMINATION

          The Plan may be terminated with respect to any Class at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class or by the vote of a majority of the non-interested Trustees. Once terminated, no further payments shall be made under the Plan.

6.   AMENDMENTS

          This Plan may not be amended to increase materially the amount to be spent for distribution of shares of any Class without the approval of the shareholders of such Class. All material amendments to the Plan must be approved by the Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such amendments.

7.   SELECTION OF NON-INTERESTED TRUSTEES

          So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of the non-interested Trustees.

8.   EFFECTIVE DATE AND CONTINUATION

          The Plan shall take effect as of the date hereof and, unless sooner terminated, shall continue in effect for a period of one year from the date hereof and thereafter only so long as such continuance is specifically approved at least annually by a majority of the Trustees, including a majority of the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

9.   PRESERVATION OF MATERIALS

          The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 4 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.


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